UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
May 27, 2010 (May 27, 2010)

MINERCO RESOURCES, INC.
 (Exact name of registrant as specified in its charter)

NEVADA	333-156059
(State or other jurisdiction of incorporation)	(Commission File No.)

7999 Rue Chouinard
Lasalle, Quebec
Canada H8N 2E5
 (Address of principal executive offices and Zip Code)

(514) 461-1375
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01:       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 27, 2010, we entered into an agreement with ROTA INVERSIONES S.DE R.L., a Corporation formed and operated under the laws of Honduras (the “Seller”) for the acquisition of a Hydro-Electric Project  known as “Chiligatoro Hydro-Electric” in Honduras in Central America (the “Project”).

We will pay the following for the project:

      (a)          9,000,000 restricted shares of common stock will be delivered to Seller within three days of closing.

      (b)          4,500,000 restricted shares of common stock will be delivered to Seller within 180 days of closing.

      (c)          4,500,000 restricted shares of common stock will be delivered to Seller upon Minerco Resources, Inc. raising $12,000,000 no later than 24 months from the closing.

      (d)          We will pay Seller a royalty of 10% of the adjusted gross revenues, derived after all applicable taxes, from the Project prior to completion of the payment of the foregoing.  Further, we will pay to Seller a royalty of 20% of the adjusted gross revenues, derived after all applicable taxes, from the Project to after the completion of the payout for the life of the Project, including any renewal, transfer or sale, if any, in perpetuity. “Payout” is defined as, all associated costs related to the development of the Project.

Upon closing, Marco Rodriguez will be appointed a member of our board of directors.

If we are unable to meet the financing requirement of this agreement, Seller shall have the right to terminate this agreement with full rights of rescission, and all rights, title in and interest to the Project shall be transferred back to the Seller

Item 7.01:    Regulation FD Disclosure.

Today we announced that we entered into an agreement with ROTA INVERSIONES S.DE R.L., a Corporation formed and operated under the laws of Honduras for the acquisition of a Hydro-Electric Project  known as “Chiligatoro Hydro-Electric” in Honduras in Central America.

Item 9.01:          Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated May 27, 2010

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 27th day of May, 2010.	MINERCO RESOURCES, INC.

	BY:	V. SCOTT VANIS
V. Scott Vanis President, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Secretary, Treasurer, and a member of the Board of Directors.

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